Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Sapiens International Corporation N.V., dated July 11, 2019, and to the incorporation by reference therein of our reports, dated March 27, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Sapiens International Corporation N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Yours Truly,

/s/ KOST FORER GABBAY & KASIERER

July 11, 2019	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of EY Global